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Exhibit 10.11
                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT (the "Agreement") dated as of August 16, 2006 by and between EVOLVE ONE, INC. of 5301 North Federal Highway, Suite 120, Boca Raton, Florida 33487, a Florida corporation (the "Company"), and DAVID STEIN ("Executive") of 9791 Savona Winds Drive, Delray Beach, Florida 33446.

                                   WITNESSETH:

         WHEREAS, on August 16, 2006 the Company entered into a stock exchange agreement (the "Stock Exchange Agreement") with China Direct Investments, Inc., a Florida corporation ("China Direct") which was accounted for as a reverse acquisition of the Company by China Direct, with the business and operations of China Direct becoming the business and operations of the Company;

         WHEREAS, as a result of the Stock Exchange Agreement, the Company is now engaged in the business of developing business opportunities in the People's Republic of China;

         WHEREAS, at the time of the Stock Exchange Agreement the Executive was a party to an employment agreement dated January 1, 2005 with China Direct (the "Prior Agreement");

         WHEREAS, pursuant to the terms of the Stock Exchange Agreement the Prior Agreement would be cancelled and the Executive and the Company would enter into a new employment agreement upon terms and conditions substantially similar to the Prior Agreement; and

         WHEREAS, the Company desires to employ Executive and to enter into an Agreement embodying the terms of such employment; and

         WHEREAS, Executive desires to accept such employment and enter into such Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term of Employment. Executive shall be employed by the Company for a period commencing as of August 16, 2006 (the "Commencement Date") and ending December 31, 2009 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement.

2. Position and Location.

a. Positions. Effective on the Commencement Date, Executive shall serve as the Chief Operating Officer and Secretary of the Company, and shall be appointed to serve as a member of the Board of Directors of the Company without additional compensation. At all times, Executive shall have such duties and authority as are commensurate with his then position and shall report only to the Board of Directors. In his capacity as COO of the Company, Executive shall be authorized to incur obligations and undertake agreements and commitments on behalf of the Company without approval of the Board of Directors, provided that approval shall be obtained from the Board of Directors or the Chairman of the Board for such obligations, agreements and commitments exceeding $25,000.00. Executive represents and warrants to the Company that he is free to accept employment with the Company as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with his acceptance of employment pursuant to the terms hereof or the full performance of his obligations hereunder or the exercise of his best efforts in his employment hereunder. In the event that Executive is not retained by the Company or by the Board of Directors as a director and/or COO of the Company during the term hereof, the Company will not deemed to be in breach of this Agreement.

b. Time Devoted. During the Employment Term, Executive will devote such time and efforts as may be necessary or appropriate to fulfill his duties and responsibilities hereunder.

c. Principal Offices. Unless otherwise mutually agreed by the parties, Executive's principal offices shall be located at the Company's headquarters in Palm Beach County or surrounding counties in Florida.

d. Compliance with Laws. Executive acknowledges that the Company is subject to various laws, statutes and high ethical standards by reason of the nature of its business activities, and Executive agrees to fully comply with all laws, rules and statutes and ethical standards applicable to the Company.

3. Base Salary and Other Compensation.

(a) Base Salary. Executive shall be entitled to receive a base salary during the term of this Agreement as follows:

                           (i)      Fiscal Year                         Amount


                                        2006                           $75,000
                                        2007                           $100,000
                                        2008                           $100,000
                                        2009                           $125,000

(b) Options. Under the terms of the Prior Agreement, China Direct had granted the Executive options to purchase an aggregate of 1,100,000 shares of its common stock, which vested over a five year period (the "CDI Options"). Pursuant to the terms of the Stock Exchange Agreement, the CDI Options were exchanged for options to purchase shares of the Company's common stock upon the same terms and conditions as the CDI Options, as follows:


                                     Option                             Vesting
           No. of Options             Price              Term            Date

               200,000            $  0.01           5 years          01/01/2005
               200,000            $  2.50           5 years          01/01/2006
               200,000            $  5.00           5 years          01/01/2007
               250,000            $  7.50           5 years          01/01/2008
               250,000            $10.00            5 years          01/01/2009

                  (c) Bonuses. The Company's Board of Directors, or a duly established committee thereof, shall meet annually and, in its discretion, authorize payment of an annual bonus to Executive based upon their evaluation of factors including revenues generated, net income achieved and such other financial and operational factors as the Board of Directors deems appropriate.

4. Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the Company's employee benefit plans as in effect from time to time. During each fiscal year of the Company, Executive shall be entitled to reasonable vacation time, provided that the Executive shall evidence reasonable judgment with regard to appropriate vacationing scheduling. Subject to the foregoing, Executive shall be entitled to three (3) weeks vacation per year, with any unused vacation time to lapse as of the conclusion of the related fiscal year, unless the Board of Directors shall authorize the accruing of such unused vacation time.

5. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with Company policies.

6.       Termination.

                  a. By Company for Cause, Death or Disability or by Executive's Voluntary Resignation.

(i) The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause, Death or Disability and shall terminate automatically upon Executive's resignation.

(ii) For purposes of this Agreement, "Cause" shall mean (A) willful malfeasance or willful misconduct by Executive in connection with his employment, (B) failure of Executive to perform his material duties under this Agreement after written notice of his failure to so perform (other than as a result of physical or mental incapacity), (C) Executive's material willful and knowing breach of the Agreement that remains uncured for a period of ten (10) business days following Executive's receipt of written notice from the Company describing such breach, (D) committing or participating in an injurious act, gross neglect or material omission of responsibilities hereunder after written notice thereof, which remains uncured for a period of ten (10) business days following Executive's receipt of written notice from the Company describing such breach; or (E) engaging in a criminal enterprise involving moral turpitude, embezzlement, or conviction of an act or acts constituting a felony under the laws of the United States or any state thereof. For the purposes of this Agreement, no act, or failure to act, on Executive's part shall be considered "willful" unless done or omitted to be done by him not in good faith and without reasonable belief that his action or omission was in the best interests of the Company. The date of termination for a termination for Cause shall be the date indicated in the Notice of Termination.

(iii) For purposes of this Agreement, "Disability" shall mean Executive's inability to perform his material duties for a period of at least three (3) consecutive months or an aggregate of five (5) months in any twenty-four (24) month period as a result of a physical or mental incapacity. The Company may terminate Executive due to Disability on thirty (30) days prior written notice given during the period Executive is unable to perform his material duties as a result of a physical or mental incapacity; provided, however, that Executive has not returned to the performance of his material duties prior to the end of the applicable three (3) month or five (5) month period described above.

(iv) If Executive's employment is terminated by the Company for Cause, Death or Disability or if Executive resigns, Executive shall be entitled to receive the following benefits:

(A) the Base Salary through the date of termination;

(B) any Sign-On or Annual Bonus earned, but unpaid, as of the date of termination for any previously completed fiscal year;

(C) reimbursement for any unreimbursed business expenses incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

(D) such Employment Benefits, if any, as to which Executive may be legally entitled under the employee benefit plans and equity plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

                  Following such termination of Executive's employment by the Company for Cause, Death or Disability or resignation by Executive, except as set forth in this Section, Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates, except as provided in this Agreement.

                  b. By the Company Without Cause.

(i) The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause.

(ii) If Executive's employment is terminated by the Company without Cause (other than by reason of Death or Disability), Executive shall be entitled to:

(A) receive the Accrued Rights;

(B) receive continued payment of the Base Salary until the earlier of eighteen
(18) months or the expiration of the Employment Term determined as if such termination had not occurred; and

(C) full vesting of all Options which have theretofore not vested.

                  Following Executive's termination of employment by the Company without Cause (other than by reason of Executive's Death or Disability) or by Executive's resignation, except as set forth in this Section 6.b.(ii), Executive shall have no further rights to any compensation or any other benefits under this Agreement or any other severance plan, severance policy or severance arrangement of the Company or its affiliates except as provided in this Agreement.

                  c. Expiration of the Employment Term. If Executive and the Company have not mutually agreed to extend the Employment Term, the Company and Executive have not entered into a new employment agreement, the Employment Term and Executive's employment with the Company shall terminate on December 31, 2009, and such termination shall not be considered a termination by the Company without Cause.

d. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive's Death or Disability) before the expiration of the Employment Term shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9.g. hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated, unless the notice is provided pursuant to Section 1 hereof.

7. Confidentiality. Executive will not at any time (whether during or after Executive's employment with the Company) disclose or use for Executive's own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, information, data or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company, generally, or of any subsidiary or affiliate of the Company, except in the performance of his duties hereunder or in compliance with legal process; provided, however, that the foregoing shall not apply to information which is not unique to the Company, or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. In the event that Executive is compelled by legal process to disclose confidential information, he shall give prompt written notice to the Company to allow the Company the opportunity to object to or otherwise resist such order. Executive agrees that upon termination of Executive's employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive shall be bound by the nondisclosure provisions of this Section 7. Executive further agrees that he will not retain or use for Executive's account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

8. Indemnification. The Company shall indemnify and hold harmless Executive to the fullest extent permitted by law for any action or inaction of Executive while serving as an officer and director of the Company or, at the Company's request, as an officer or director of any other entity or as a fiduciary of any benefit plan, provided Executive has not been terminated For Cause. The Company shall also indemnify and hold Executive harmless in the event that Executive is asked to honor and discharge any personal guarantees he has provided to the Company either subsequent to or prior to its organization.

9. Non-Competition.

(a) Precluded Conduct. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees as follows:

(i) During the Employment Term and for a period of one (1) year following the date Executive ceases to be employed by the Company (the "Restricted Period"), Executive will not, directly or indirectly, in and from any location in the State of Florida (A) engage in any business relating to the conduct of business in the People's Republic of China or in the promotion of Chinese-based businesses in the United States, (B) enter the employ of, or render any services to, any person or entity engaged in any business relating to the conduct of business in the People's Republic of China or in the promotion of Chinese-based businesses in the United States, (C) acquire a financial interest in, or otherwise become actively involved with, any person or entity engaged in any business relating to the conduct of business in the People's Republic of China or in the promotion of Chinese-based businesses in the United States, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (D) interfere with, or attempt to interfere with, business relationships (whether formed before or after the date of this Agreement) between the Company and customers, clients, suppliers, partners, members or investors of the Company relating to the conduct of business in the People's Republic of China or in the promotion of Chinese-based businesses in the United States.

(ii) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own solely as an investment, securities of any person or entity engaged in the business of the Company which are publicly traded on a national or regional stock exchange or on the over-the-counter market or are owned through a mutual fund, private equity fund or other pooled account if Executive (A) is not a controlling person of, or a member of, a group which controls such person or entity, and (B) does not, directly or indirectly, own 3% or more of any class of securities of such person or entity. Furthermore, the limitations in (i) shall not apply to serving as a director of an entity if less than ten percent of such entity's revenues (measured by the last fiscal year of the entity ending prior to the date Executive accepts such a role) are from materially competitive activities, subject to the Board's (or the Company's principal executive officer other than Executive, as the case may be) approval during the Employment Term.

(b) Reasonable Construction of Contract. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 9 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void, but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions herein.

10. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Successors; Binding Agreement. This Agreement shall be binding upon the parties hereto, their heirs, legal representatives, successors and assigns. This Agreement shall not be assignable by Executive, but shall be assignable by the Company in connection with the sale, transfer or other disposition of its business or to any of the Company's affiliated, controlled or other companies under common control with the Company.

f. Headings. The headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

g. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

    If to the Company:                     Evolve One, Inc.
                                           5301 North Federal Highway, Suite 120
                                           Boca Raton, Florida   33487

    If to Executive:                       To the most  recent  address  of
                                           Executive  set  forth in the
                                           personnel records of the Company.

                  h. Independent Counsel. The Company and Executive agree that each of them have been, or were advised and fully understand, that they are entitled to be represented by independent legal counsel with respect to all matters contemplated herein from the commencement of negotiations at all times through the execution hereof.

11. Withholding Taxes. The Company may withhold from any amounts payable under the Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

12. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

13. Enforcement. Should it be necessary for any party to institute legal action to enforce the terms and conditions of this Agreement, the successful party will be awarded reasonable attorneys' fees in any arbitration proceedings or in any court and appellate proceedings together with related expenses and costs.

14. Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement, including any questions regarding its existence, validity or termination, shall be finally resolved by arbitration by the American Arbitration Association except as otherwise provided hereafter. Any such dispute, controversy or claim shall be submitted to a board of arbitrators composed of three competent disinterested persons, one to be chosen by the Company, one by Executive and the third to be selected by the two arbitrators so chosen. Such arbitration shall take place in Palm Beach County, Florida. The prevailing party shall be entitled to reimbursement of any and all fees of the arbitration proceedings. As to any claim for the award of non-monetary or equitable relief, each party hereby irrevocably submits to the exclusive jurisdiction of the state courts sitting in the County of Palm Beach, State of Florida.

                  The arbitrators may not award non-monetary or equitable relief of any sort. They shall have no power to award punitive damages or any other damages not measured by the prevailing party's actual damages, and the parties expressly waive their right to obtain such damages in arbitration or in any other forum. In no event, even if any other portion of these provisions is held to be invalid or unenforceable, shall the arbitrators have power to make an award or impose a remedy that could not be made or imposed by a court deciding the matter in the same jurisdiction. No discovery will be permitted in connection with the arbitration unless it is expressly authorized by the arbitration panel upon a showing of substantial need by the party seeking discovery. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to all other parties and shall afford such parties a reasonable opportunity to protect their interests. The result of the arbitration will be binding on the parties, and judgment on the arbitrators' award may be entered in any court having jurisdiction.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                                              EVOLVE ONE, INC.



                                                    By: /s/ Alvin Siegel
                                                       -------------------------
                                                           Authorized Person



                                                              DAVID STEIN